Exhibit 10.13

September 27, 2011

F. Steven Feinberg

Dear Steve,

Singulex, Inc. (the “Company”) is pleased to offer you the full-time position of Senior Vice President of Sales and Marketing (Chief Commercial Officer) beginning October 17, 2011.  You will report directly to me.

Your annual base salary will be $310,000, payable bi-weekly, less payroll deductions and all required withholdings.  You will also be entitled to participate in a discretionary revenue-based bonus incentive plan of up to 50% of your base salary, the structure of which will be agreed upon in writing prior to your start date.

You will also be reimbursed (in accordance with the Company’s standard expense reimbursement policy) for any reasonable, pre-approved out-of-pocket expenses incurred by you in the normal performance of your job duties, including but not limited to cell phone and remote access costs.  The Company will provide you with a laptop computer to use during the term of your employment for the sole purpose of conducting Company business.

You will be eligible on November 1, 2011, to participate in the Company’s health and welfare programs, as well as the Company’s 401(K) Plan.  You will also be eligible to accrue 15 days of paid time off each year (accrued at the rate of ten hours per month starting with your first full payroll period).  The Company currently has ten paid holidays.

The Company will also grant you, subject to Board of Directors approval at the Board Meeting following your actual start date, an option to purchase 275,000 shares of stock per the Company’s equity incentive plan, subject to compliance with federal and state securities laws.  Your options will vest per the stock option agreement’s vesting schedule, retroactively to your first full month of employment.  Continued employment is a condition to vesting. However, in the event that your services are terminated without cause within 12 months from your date of hire, Singulex will accelerate the vesting of the first 12 months of options that would normally vest on your one year anniversary date.

1650 Harbor Bay Parkway, Suite 200	Office: 510.814.9000
Alameda, California 94502 USA	Fax: 510.995-9095
www.singulex.com

The Immigration Reform Act of 1986 requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire.  To assist us in complying with this requirement, you will need to complete Part 1 of the enclosed Employee Eligibility Verification Form (I-9) dating it with the date of your first day of work.  You also need to be prepared to provide documents that satisfy the requirements of Part 2 of the I-9 Form; either one from List A or one from List B and one from List C.  The documents need to be originals, not facsimiles, and need only meet the minimum requirements.

As a Company employee, you will be expected to abide by Company policies and procedures and are required to sign and comply with a Confidential Information and Employee Invention Assignment Agreement.

You represent that your employment for the Company does not and will not breach any agreements or duties to a former employer or any other third party.  In your work for the Company, you will be expected not to make any unauthorized use or disclosure to the Company of any confidential information, including trade secrets, of any former employer or other party to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is provided or developed by the Company or developed by you in the course of your work for the Company.  You agree that you will not bring onto the Company premises any unpublished documents, confidential information or property belonging to any former employer or other party to whom you have an obligation of confidentiality, unless consented to in writing by such party.

Your employment with the Company will be at will.  This means that you may terminate your employment at any time and for any reason whatsoever and, similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

Unless otherwise prohibited by law, all disputes, claims, and causes of action (including, but not limited to, any claims of statutory discrimination or harassment of any type, contract claims, and tort claims), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to your employment with the Company or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services (“JAMS”) under the then existing JAMS arbitration rules.  You understand and agree that this provision waives your right to a jury trial or to administrative agency resolution of such claims.  This arbitration shall be held in the San Francisco Bay Area.  In addition to any other form of relief that may be granted in arbitration (including, without limitation, monetary or injunctive relief), the arbitrator shall award reasonable attorneys’ fees to the prevailing party.  Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the other provisions of this paragraph, claims of breach of the Proprietary Information and Inventions Agreement shall be resolved through the ordinary litigation process and not through arbitration.

This letter constitutes the entire agreement between you and the Company related to the subject matter hereof, it supersedes any other agreements or promises by anyone, whether oral or written; and it can only be modified in a written agreement signed by you and a duly authorized Company officer.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.  In addition, this offer of employment is contingent upon the successful and satisfactory completion of the Company’s verification of your references.

If you accept employment at the Company under the terms described above, please sign and date one copy of this letter, and return it to me, along with one copy of the enclosed Confidential Information and Employee invention Assignment Agreement.  This offer will remain open until September 30, 2011, at which time it will expire if not previously accepted.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Philippe Goix

Philippe Goix
President and CEO

Accepted:

/s/ F. Steven Feinberg	9/28/2011
F. Steven Feinberg	Date